Exhibit 10.14

Employment Agreement

This Agreement (the “Agreement”), effective as of May 25, 2023, is entered into by and between GAVIN MACBEATH (the “Executive” or “you”) and TScan Therapeutics, Inc. (the “Company”), a Delaware corporation and replaces and supersedes all other employment agreements and understandings between the Executive and Company except as otherwise set forth herein.

1.
Duties and Scope of Employment.
(a)
Position. The Company agrees to employ the Executive in the position of Chief Executive Officer or in such other position as the Company subsequently may assign to the Executive (the “Employment”). The Executive shall report to the Company’s Board of Directors (the “Board”).
(b)
Obligations to the Company. During his Employment, the Executive (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create an actual or perceived conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
(c)
Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other persons or entities as Company may, in writing, designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing business, charitable, educational, religious, or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.
(d)
No Conflicting Obligations. Executive represents and warrants that Executive is not under any contractual or other obligations to any other corporate entity, firm, organization, or person which would prevent, limit, or impair in any way Executive’s employment with the Company, the performance by Executive of the duties of Executive’s position with the Company, or Executive’s obligations under this Agreement.
(e)
Definitions. Certain capitalized terms are defined in Section 10.
2.
Cash and Incentive Compensation.
(a)
All payments referenced in this Agreement are subject to applicable tax withholdings and authorized or required deductions.
(b)
Base Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $565,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.

(c)
Bonus. You will be eligible for an annual retention and performance bonus of up to 50% of your Base Salary, subject to achievement of targets that you will develop for approval by the Board or its Compensation Committee (the “Committee”). Bonus earned under this Agreement relative to 2023, if any, will be prorated to reflect that your tenure in the CEO position began on March 28, 2023. Performance bonus goals and attainment of such goals will be evaluated and approved by the Committee and paid on an annual basis, with such payment, to the extent earned, to be paid out in the year following the end of the applicable fiscal year, generally by the following March 15. To be eligible to earn any Bonus, Executive must be employed by the Company at the time any such bonus payment is to be made to Executive. The determinations of the Board or Committee with respect to your Bonus will be final and binding.
(d)
Equity. You will be eligible for periodic grants of incentive stock options and/or restricted shares as may be approved by the shareholders, the Board, or a designated committee of the Board, in all instances subject to the applicable equity incentive plan and stock agreement.
3.
Benefits.

During his Employment, the Executive shall be eligible for:
(a)
Executive will be eligible to participate in all employee benefit programs established by the Company that are applicable to executive personnel such as medical, pension, disability, and life insurance plans on a basis commensurate with Executive’s position and in accordance with the Company’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.
(b)
Paid time off in accordance with the Company’s PTO policy, as in effect from time to time.
(c)
The Company will reimburse Executive in accordance with Company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. In no case shall any reimbursement be made later than December 31st of the year following the calendar year in which such expense is incurred.
4.
Terms of Employment.
(a)
Employment at Will. The Executive’s employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason or no reason, with or without notice, subject to the rights and obligations set forth in this Agreement.
(b)
Rights upon Termination. Except as expressly provided in Section 5 below, upon the termination of the Executive’s Employment, the Executive shall only be entitled to (i) unpaid salary and unreimbursed expenses due as of the last day of employment, and (ii) any amounts payable under any of the Company’s benefit plans, programs, or policies, in accordance with the terms of those plans, programs, or policies (the “Accrued Obligations”).
5.
Termination Benefits. At or around the time of Separation, including in the case of Termination for Cause, voluntary resignation, death, or Disability, you will be paid all Accrued Obligations, in accordance with applicable law. In addition, the Executive shall receive the following benefits based on the circumstances of termination:
(a)
Termination for Cause. The Company may terminate Executive’s service and this Agreement immediately for Cause, as defined in Section 10, and you will receive no additional termination benefits.
(b)
Involuntary Termination (outside of Change In Control). If you are subject to an Involuntary Termination outside of a Change in Control, then you will be entitled to payment of the Accrued Obligations. In addition, you will be entitled to Severance Benefits, as follows:
(i)
Severance Payments. The Company will continue to pay you your Base Salary for eighteen (18) months following the effective date of your Separation (the “Severance Period”). The salary continuation payments will commence on the first payroll date following expiration of the applicable revocation period of the release provided for in Section 5(d), but not later than 60 days following Separation, and thereafter on the Company’s normal payroll schedule; provided, however, if the 60-day period begins in one calendar year and ends in a second calendar year, the foregoing payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall begin to be paid in the second calendar year by the last day of such 60-day period.
(ii)
COBRA Benefits. If you and/or your dependents timely elect and are eligible to continue receiving group medical, dental, and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will make contributions towards the cost of COBRA coverage for you through the end of the Severance Period (the “Covered Period”), with such contributions to be determined on the same basis as the Company’s contribution to the Company-provided medical, dental and vision insurance coverages in effect for an active employee with the same coverage elections, and you shall be responsible for any remaining costs of such COBRA coverage during the Covered Period. If you become eligible to participate in Medicare or a new group health plan (whether you elect coverage under the new group health plan or not), the Company’s continued contributions toward COBRA coverage shall end when the new eligibility begins. The Company’s contributions to the cost of COBRA coverage (but not your eligibility for COBRA coverage at your own expense) shall cease if paying the contributions is deemed reasonably likely to result in penalties to the Company or other participants in the medical, dental and vision plans or in taxation of any medical, dental or vision plan participant (other than taxation of you up to the value of the premiums paid). After the Company’s obligation to make contributions towards COBRA premiums ends, you shall be responsible for paying all premium costs and applicable administration fees for as long as, and to the extent that, you remain eligible for and elect COBRA continuation coverage.
(c)
Involuntary Termination (Change in Control). If you are subject to an Involuntary Termination in the three (3) months immediately prior to or in the twelve (12) months immediately following a Change in Control, then you will be entitled to payment of the Accrued Obligations. In addition, you will be entitled to the following Severance Benefits:
(i)
Lump Sum Cash Award. The Company will pay you a lump sum cash payment equal to (i) one and one-half (1 ½) times the (x) Base Salary plus (y) annual target Bonus and (ii) your pro-rata (number of days worked in the fiscal year of Separation over 365) target Bonus.
(ii)
Equity Awards. All of your outstanding and unvested stock option and equity awards shall be 100% vested and non-forfeitable.
(iii)
COBRA Benefits. If you and/or your dependents timely elect and are eligible to continue receiving group medical, dental, and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will make contributions towards the cost of COBRA coverage for you for up to eighteen (18) months following the effective date of your Separation, with such contributions to be determined on the same basis as the Company’s contribution to the Company-provided medical, dental and vision insurance coverages in effect for an active employee with the same coverage elections, and you shall be responsible for any remaining costs of such COBRA coverage during the Covered Period. If you become eligible to participate in Medicare or a new group health plan (whether you elect coverage under the new group health plan or not), the Company’s continued contributions toward COBRA coverage shall end when the new eligibility begins. The Company’s contributions to the cost of COBRA coverage (but not your eligibility for COBRA coverage at your own expense) shall cease if paying the contributions is deemed reasonably likely to result in penalties to the Company or other participants in the medical, dental and vision plans or in taxation of any medical, dental or vision plan participant (other than taxation of you up to the value of the premiums paid). After the Company’s obligation to make contributions towards COBRA premiums ends, you shall be responsible for paying all premium costs and applicable administration fees for as long as, and to the extent that, you remain eligible for and elects COBRA continuation coverage.
(d)
Conditions for Payment. The Severance Benefits described in Sections 5(b) and 5(c) herein shall not be paid or awarded unless you (i) have returned all Company property in your possession or under your control, (ii) have resigned as a member of the Board, unless asked not to resign, and (iii) have executed and have not rescinded a general release of all claims that you may have against the Company or persons affiliated with the Company in a form acceptable to the Company (a “Release”) in accordance with the terms set forth in the Release. If you fail to return the release within the time frame set forth in the Release (the “Release Deadline”), or if you revoke the Release, then you will not be entitled to Severance Benefits. The Company’s obligation to make payments during the Severance Period will cease immediately upon your material breach of the PIIA.
6.
Documents and Company Property. The Executive is prohibited from keeping in his possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him at the end of this Agreement or upon suspension of his active duties for any reason other than documents relating to his own employment and compensation.
7.
Affirmation of Proprietary Information and Inventions Agreement. Like all Executives, at the start of his employment as Chief Scientific Officer with the Company, and as a condition of his continued employment with the Company in any executive capacity, Executive signed and agreed to the terms set forth in the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A. Executive acknowledges and affirms that he is and remains bound by the previously executed terms of the PIIA in their entirety. In the event of an Involuntary Termination in connection with a Change in Control, the non-compete and non-solicitation restrictive covenants of the PIIA shall be null and void.
8.
Successors.
(a)
Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
9.
Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, as permitted by its articles of incorporation and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company or member of its Board and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company as well as enter into any separate indemnification agreement that the Company may enter into with members of the Board.
10.
Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)
Cause. The term “Cause” shall mean any of the following:
(i)
Executive’s indictment for, or conviction of, any felony;
(ii)
Executive’s indictment for, or conviction of, a crime involving moral turpitude;
(iii)
Executive’s commission of any willful act involving dishonesty or fraud with respect to the Company;
(iv)
conduct tending to bring the Company into public disgrace or disrepute;
(v)
Executive’s failure or refusal to perform material duties consistent with Executive’s position, as reasonably directed by the Company, which failure or refusal is not cured (if curable) within fifteen (15) days after written notice thereof to the Executive;
(vi)
Executive’s commission of misconduct or negligence with respect to the performance of Executive’s duties for the Company; or
(vii)
Executive’s material breach of this Agreement or of any written policy adopted by or applicable to the Company of which Executive has actual notice, including, but not limited to, confidentiality, conflicts of interest, or standards of business conduct.
(b)
Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
(c)
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)
Disability. The term “Disability” shall mean that the Executive is, due to illness, accident or any other physical or mental impairment, unable to perform, with or without an accommodation in accordance with applicable law, the essential functions of Executive’s duties to the Company for a period of 60 consecutive days or for a total of 120 days (whether or not consecutive) in any twelve (12)-month period, as determined by a healthcare provider reasonably selected by the Company.
(e)
Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.
(f)
Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s consent:
(i)
a material diminution in your Base Salary (except for across-the-board reductions affecting the Company’s similarly situated employees generally);
(ii)
a material diminution in your title, duties, authority, or responsibilities within the Company; or
(iii)
the Company’s material breach of this Agreement.

A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Executive’s written notice.

(g)
Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
(h)
“Termination Without Cause” The term “Termination without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause and other than as a result of Disability.

11.
Tax Matters.
(a)
Section 409A.
(i)
It is intended that any payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.
(ii)
Executive is advised to consult with Executive’s own tax and legal advisors with respect to the application of Section 409A to this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments, whether pursuant to the Code or any other federal, state, local, or foreign tax law or regulation. The Executive shall be solely responsible, and neither the Company nor any of its affiliates, advisors, or agents shall have any liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement or any damages for failing to comply with Section 409A, and Executive agrees not to make any claim against the Company or the Board, or any agent of or advisory thereto, related to tax liabilities arising from his compensation.
(iii)
If, at any time Executive becomes entitled to payments, Executive is a “specified employee” (as defined under and determined in accordance with Section 409A), then no payment considered deferred compensation under Section 409A that is payable as a result of Executive’s separation from service (as defined under and determined in accordance with Section 409A), shall be paid to Executive until the business day that is at least six (6) months following Executive’s separation from service (except in the event of Executive’s death during such six (6)-month period) if and to the extent such delay is required under Section 409A. Any such payment that would otherwise have been paid to Executive during this six (6)-month period shall instead be aggregated and paid to Executive in a lump sum, such payment to be made on the business day that is at least six (6) months after Executive’s separation from service. Any payments after such date shall not be affected by this provision.
(b)
280G. Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 11(b) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

12.
Miscellaneous Provisions.
(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. Except for the PIIA and the Company’s Code of Conduct, both of which shall remain in full force and effect in accordance with their terms, this Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitutes the complete agreement between the Executive and the Company regarding the subject matter set forth herein.
(d)
Choice of Law. In interpreting, construing, or enforcing all terms of this Agreement, the Company and Executive agree that the law of the Commonwealth of Massachusetts shall control (except its provisions governing the choice of law), as the Company and Executive have a material connection to the Commonwealth of Massachusetts and application of a single state’s law will permit a uniform and consistent interpretation of the provisions of this Agreement to all persons who occupy similar positions with the Company and are subject to similar agreements. The exclusive venue for litigation of any disputes concerning, related to, or arising out this Agreement or Executive’s employment with the Company shall be the Business Litigation session of the Massachusetts courts (or in Middlesex County if the court determines that the Business Litigation session does not have jurisdiction) or federal courts located in Boston, Massachusetts and Executive hereby consents to exclusive personal jurisdiction in those courts over Executive for such litigation; at its discretion, however, the Company may choose another court that otherwise has jurisdiction over Executive.
(e)
Severability and Survivability. If any court of competent jurisdiction determines that any provision of this Agreement is unenforceable, the Parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable and enforce it as so modified. If any court of competent jurisdiction determines that any provision of this Agreement is unenforceable and cannot be modified to be enforceable, that provision shall become void, leaving the remainder of the Agreement in full force and affect. The provisions of this Agreement are applicable irrespective of any termination of Executive’s employment, whether by the Company or by Executive, whether voluntary or involuntary, for cause or without cause, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement with the Company. The Company reserves all remedies which it may have at law or in equity including, without limitation, injunctive relief. Executive acknowledges that the Company has the right to seek such relief, and Executive also agrees that the Company may do so without the necessity of proof of actual damage and without the requirement to post bond or other security.

(f)
No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(g)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, effective as of the day and year first above written.

TScan Therapeutics, Inc.

 Signature: /s/ Zoran Zdraveski

Title: CLO

Date: 2/6/2024

Executive

/s/ Gavin MacBeath
Gavin MacBeath

Date: 2/6/2024

Exhibit A: Proprietary Information and Inventions Agreement